As filed with the Securities and Exchange Commission on December 31, 2013

Registration No. 333-167476

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-167476

UNDER

THE SECURITIES ACT OF 1933

PAA NATURAL GAS STORAGE, L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	27-1679071 (I.R.S. Employer Identification No.)

333 Clay Street, Suite 1500

Houston, Texas 77002

(Address of Principal Executive Offices, Including Zip Code)

PAA NATURAL GAS STORAGE, L.P. 2010 LONG TERM INCENTIVE PLAN

(Full Title of the Plan)

Richard K. McGee

333 Clay Street, Suite 1500

Houston, Texas 77002

(713) 646-4100

(Name, Address and Telephone Number of Agent for Service)

copy to:

Alan Beck
Vinson & Elkins L.L.P.
First City Tower
1001 Fannin Street, Suite 2500
Houston, Texas 77002-6760
713-758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒	Non-accelerated filer	☐	Smaller
reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8, File No. 333-167476, which was filed with the Securities and Exchange Commission on June 11, 2010 to register 3,000,000 common units representing limited partner interests under the PAA Natural Gas Storage, L.P. 2010 Long Term Incentive Plan (the “Registration Statement”), is filed by PAA Natural Gas Storage, L.P., a Delaware limited partnership (“PNG”), and deregisters all unsold securities registered for issuance under the Registration Statement.

On October 21, 2013, Plains All American Pipeline, L.P. (“PAA”), PAA Acquisition Company LLC (“MergerCo”), a wholly-owned subsidiary of PAA, PNG and PNGS GP LLC, a wholly-owned subsidiary of PAA and the general partner of PNG, entered into a merger agreement (the “Merger Agreement”).  Pursuant to the Merger Agreement, on December 31, 2013, MergerCo merged with and into PNG (the “Merger”), with PNG surviving the Merger as an indirect wholly-owned subsidiary of PAA.

As a result of the Merger, PNG has terminated all offerings of its securities pursuant to the Registration Statement. Accordingly, PNG is filing this Post-Effective Amendment No. 1 to the Registration Statement pursuant to Rule 478 under the Securities Act of 1933 (the “Securities Act”) to hereby terminate the effectiveness of the Registration Statement, and in accordance with the undertakings of PNG in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas, on this 31st day of December, 2013.

PAA NATURAL GAS STORAGE, L.P.

By:	PNGS GP LLC,
its general partner

By:	/s/ Richard McGee
Richard McGee
Executive Vice President, General Counsel and Secretary

Note:  No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act.